Exhibit 11

Contents

Message from the Group CEO 01

Introduction

1 MUFG Way and Code of Conduct 02
2 Code of Conduct (Main text) 03
3 About the Code of Conduct 05
4 Failure to Abide by the Code of Conduct 06
5 Roles and Responsibilities of Managers 07

Code of Conduct

Chapter 1.
Customer Focus 08

1-1 Honesty and Integrity 09
1-2 Ensuring Quality 10
1-3 Exceeding Customer Expectations 11

Chapter 2.
Responsibility as a Corporate Citizen 12

2-1 Adherence to Laws and Rules 13
2-2 Prevention of Financial Crime 14
2-3 Contributing to Society 15

Chapter 3.
Behaviors in the Workplace 16

3-1 Challenge Ourselves to Grow 17
3-2 Collaborative and Professional Working Environment 18
3-3 Protecting MUFG's Assets and Property 19
3-4 Reporting Problem Situations and Seeking Advice 20

(Note : Explanations in each chapter are described in 1 ~ 4 or ●)

Message from the Group CEO

Be the company with enduring trust

"What does MUFG exist for?" How do you answer this question?

We are in an era of great change globally. While people's ways of thinking and values are dispersed and diversified, our awareness of contribution to global issues such as the environment and society is shared around the world as a universal value. In these times, companies are more fundamentally "what does their company exist for ?" all are required to re-question the perspective. MUFG will do our best to become the power to move forward. With that in MUFG's thoughts, "Committed empowering a brighter future." has been defined as MUFG's purpose. The important thing is that each and every one of you connects this pass to their own daily work and role as their own story and realize a career that can be proud of.

MUFG Way aims at values that should be shared in the medium to long term, in addition to the purpose of existence. It consists of a vision as a figure. The MUFG Way is the MUFG group's basic stance in carrying out our management activities and is also the guiding principle for all of our wider activities.

This is the reason for our Code of Conduct. It lays stepping stones to define the path of responsible decision-making through uncertain times. It also informs our day-to-day behavior and helps guide us to do the right thing at all times. In other words, our trust is founded on the "right actions" you and I take every day.

There are times when we struggle to make a decision. In such cases, we should refer to the Code of Conduct as our guide. One good way to gauge if we are doing the right thing is to ask ourselves: Can we explain our choices with honor to our family and friends?

If you notice anything that might contravene our standards of conduct – even slightly – report it immediately to your supervisor or use Compliance Helpline . Do not hesitate. Reporting these matters is the right thing to do and is everyone's sacred responsibility.

MUFG Group entities are fully committed to cultivating an atmosphere of speaking freely without fear. Your courage is appreciated by the firm, which is responsible for responding appropriately. No repercussions will ever be taken against a member of staff who makes a sincere, honest report in order to protect what's right.

Put simply, the Code of Conduct is not just for reading. It is for action – literally. Being the company with the enduring trust of our customers and society depends on each of us – all of us – doing the right thing in our day-to-day work. Always.

April 2022

H. Kamezawa

Hironori Kamezawa

Member of the Board of Directors, President & Group CEO

01

1 MUFG Way and Code of Conduct

The MUFG Way sets forth the most basic stance of the MUFG Group in the execution of its business activities, make each employee aware of the purpose of the Group, and is the guiding principle for all its activities.
Code of Conduct shows how Group members should make their decisions and act on a daily basis, and is an important part of supporting the MUFG Way.

Values
Purpose
Vision
Code of Conduct

MUFG Way

Purpose

Empowering a brighter future.

Values

1. Integrity and Responsibility
2. Professionalism and Teamwork
3. Challenge Ourselves to Grow

Vision

Be the world's most trusted financial group

Code of Conduct

Check

"Culture"

Culture refers to the patterns of thinking and behavior shared by all staffs. This includes both explicit written documents, such as our MUFG Way and Code of Conduct, and norms that are shared implicitly among all staffs.

02

2 Code of Conduct (Main text)

Chapter 1. Customer Focus

Our customers are at the center of everything we do, and should always be the focus of our thoughts. Our aim should be to win the trust and confidence of our customers at all times. MUFG exists today because of the trust and confidence that customers have placed in us over many years. Our role is to increase and strengthen this bedrock of trust and confidence. Our activities are not driven by the prospect of short-term gains. Instead, we look to build ongoing relationships with our customers to support their long-term growth.

1-1 Honesty and Integrity

Our customers are at the center of everything we do. We carry out fair and transparent corporate activities with honesty and integrity. We treat customer assets with care and respect and strive always to ensure that our actions do not unjustly damage our customers' interests.

1-2 Ensuring Quality

To build lasting relationships of trust and confidence with our customers, we listen carefully to what our customers are telling us and maintain thoroughgoing quality control of all our products and services, from planning and development to provision and subsequent revisions, with a view to further enhancing quality.

1-3 Exceeding Customer Expectations

We aim to meet the diverse needs of our customers worldwide, and to provide services exceeding their expectations through the highest standards of professionalism, by leveraging our global network and the consolidated strengths of the entire Group.

Chapter 2. Responsibility as a Corporate Citizen

As we develop our business globally, we comply with all the domestic and international laws and rules that may apply. We do all we can to maintain stability and confidence in the global financial system, and we contribute to the sound and healthy growth of society. Aware of the responsibility and accountability each of us has as a member of MUFG, we carry out fair and transparent corporate activities with honesty and integrity, in a manner that supports and strengthens the trust and confidence MUFG has earned from society over many years.

2-1 Adherence to Laws and Rules

In addition to adhering strictly to all domestic and international laws, regulations and rules, we strive to do the right thing based on our strict code of ethics.

Chapter 3
Chapter 2
Chapter 1
Code of Conduct
Introduction

03

Violations of laws or rules damage the vital social infrastructure of the financial system and lead to a loss of trust in MUFG. We strictly abide by all laws and rules relating to our business.

2-2 Prevention of Financial Crime

We have zero tolerance for supporting or facilitating financial crime or any attempt to circumvent the rules and procedures aimed at preventing financial crime. We take all reasonable steps possible to prevent our products and services from being used by individuals or entities involved in illegal or improper activities such as money laundering and terrorist financing.

2-3 Contributing to Society

We respect the history, cultures, and customs of different countries and regions around the world, and work to contribute to the development of diverse communities and the protection of the environment throughout our corporate activities and the social volunteer efforts of our all staffs.

Chapter 3.
Behaviors in the Workplace

We strive to respond and adapt promptly to the diversifying and evolving needs of our customers and the rapidly changing environment in which we work. The working environment at MUFG fosters mutual respect, enables individuals to make the most of their abilities as professionals, and maximizes the power of teamwork across regions and different areas of business, encouraging all staffs to embrace new challenges. We work always to protect and maintain the tangible and intangible assets and property that MUFG has accumulated.

3-1 Challenge Ourselves to Grow

We strive to enhance our knowledge, expertise, and potential and maximize the power of teamwork. We believe that the changing business environment represents opportunity and are always ready to embrace new challenges in new fields.

3-2 Collaborative and Professional Working Environment

We respect the human rights and diversity of all MUFG staffs. We do not engage in or tolerate any form of discrimination or harassment or any other behavior that infringes these beliefs.

3-3 Protecting MUFG's Assets and Property

We protect the tangible and intangible assets and property of MUFG and individual Group entities and do not tolerate any behavior that might damage these assets.

3-4 Reporting Problem Situations and Seeking

If you become aware of conduct that contravenes the law, company regulations, or the provisions of this Code of Conduct, or any other problem situations, you must promptly report

04

the matter and seek advice from a supervisor, human resources, compliance officer or issue a report via Compliance Helpline arrangements made available by MUFG.

3 About the Code of Conduct

(1) The Code of Conduct is designed to provide guidance at all times, or when we find it difficult to know if we are making the right choice. (In some cases, the Code of Conduct may be supplemented by additional entity or location specific guidelines, which provide further guidance.)

(2) In situations where you feel uncertain, you should consider the following:

☑	Is the conduct in line with the Code of Conduct and internal and external laws, rules, and regulations?
☑	Am I deceiving myself to rationalize my behavior?
☑	Is there any possibility that others might regard the conduct as inappropriate?
☑	Would I do the same thing to my family or those that are close to me?

(3) All staffs must undergo training on the Code of Conduct once a year, as a general rule. In addition, each member of staff must make an attestation, in a form determined by the relevant Group entity, that he or she will abide by the MUFG Code of Conduct.

Check

Beware of unconscious bias!

If you or colleagues use the following words: Be careful:

"Because everyone is doing it..." "We always do..."

⇒Even if 100 people are doing it the same way, the 101st person might be different

"It's been going well so far..."

⇒Even if same result 100 times, 101st times might be different

While we know these phrases are commonly used in our daily conversations, based on one's own values and experiences, "imposition", "unconscious bias" (unconscious prejudice) is hidden.

When you become aware of you or colleagues are using these phrases, let's take a step back and ask if this is the only way of doing things.

Chapter 3
Chapter 2
Chapter 1
Code of Conduct
Introduction

05

4 Failure to Abide by the Code of Conduct

(1) All staffs must abide by the Code of Conduct, as well as applicable laws, regulations, rules, protocols, procedures, and other guidelines determined by Group MUFG entities. If we have policies that are more restrictive than the Code of Conduct, we must follow those policies. Any conduct that fails to meet these standards may result in disciplinary measures, up to and including termination of employment, in accordance with the employment regulations and other rules established separately by individual MUFG companies. All staffs may be held personally responsible for conduct that damages the reputation and trust of an MUFG company or damages the company's interests.

(2) All staffs may also be held responsible and accountable for the action or inaction of others if they fail to take action despite knowing about inappropriate behavior or conduct on the part of others that is likely to have a serious negative impact on the trust or interests of any Group entity, or if they ignore any such conduct despite being in a position of responsibility requiring them to know about it. All staffs must cooperate in any audit, examination, or investigation conducted related to potential violations of the Code, Company policy, procedures, or guidelines.

(3) In addition, all staffs conduct may be reported to the relevant authorities, which could result in a fine, loss of the qualification to work in the financial industry, and/or even imprisonment.

Q A

What happens if I cannot exceed customer expectations or achieve growth and new challenges?

The Code of Conduct contains a mixture of different guidelines. Behaviors like "Acting with honesty and integrity" and "Prevention of financial crime" must be followed at all times. Others, including "Exceeding customer expectations" and "growth and challenges" are more like targets that you should aim toward.

Check

Conduct Risk

In addition to violation of existing rules (such as regulations), behavior 1) that is contrary to conventional wisdom or socially common idea, 2) contravenes business customs or market practices, or 3) does not consider from the customers' perspective could be detrimental to the interests of stakeholders, such as customers and shareholders, and as a result, could have a negative impact on our corporate value, profit, and reputation. This risk is called "conduct risk."

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5 Roles and Responsibilities of Managers

Managers have several additional roles and responsibilities. ("Manager" here refers primarily to all managers with responsibility for leading team members, head of department and head of divisions.)

① Lead by example and be proactive about acting ethically in accordance with the MUFG Way and the Code of Conduct.
② Work to ensure that staffs under your supervision understand the content of the MUFG Way and the Code of Conduct in a manner appropriate to the respective organization.
③ Foster an environment where all staffs feel comfortable raising concerns when they are struggling to reach a work-related decision or facing a problem.
④ Strictly avoid any conduct that could be construed as an abuse of your position.
⑤ Take appropriate, timely action when a problem has arisen, either addressing the issue directly or escalating appropriately.

Check

The Importance of "Listening"

When your subordinates or colleagues approach you and say he/she wants to talk about something and sometimes with a bit of hesitation, are you taking the time to listen to them sincerely?

Sometime when your subordinates or colleagues want to consult with you about something, they might be speaking to you with courage and it is important that they feel that they have your full support and you are carefully listening to them.

In particular, when your subordinates or colleagues encounter a problem that violates the Code of Conduct, it is very important that you deal with it appropriately and swiftly before the problem becomes any worse.

If you keep this in mind, it should help you respond promptly as not critical issue. If you are a manager, please practice this in your daily communication with your subordinates. Even if do not have any subordinates, you can still practice the same thing in your communication with any other colleagues and you can also learn from observing how your manager reacts to you when you want them to listen to you.

Chapter 3
Chapter 2
Chapter 1
Code of Conduct
Introduction

07

Chapter 1.

Customer Focus

Our customers are at the center of everything we do, and should always be the focus of our thoughts. Our aim should be to win the trust and confidence of our customers at all times.

MUFG exists today because of the trust and confidence that customers have placed in us over many years.

Our role is to increase and strengthen this bedrock of trust and confidence. Our activities are not driven by the prospect of short-term gains. Instead, we look to build ongoing relationships with our customers to support their long-term growth.

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1-1 Honesty and Integrity

Our customers are at the center of everything we do. We carry out fair and transparent corporate activities with honesty and integrity. We treat customer assets with care and respect and strive always to ensure that our actions do not unjustly damage our customers' interests.

1 Acting with Honesty and Integrity

- We place our customers at the center of everything we do. Our thoughts are always of how best to help our customers, and we work fairly and honestly to support our customers' long-term sustained growth.

2 Safeguarding Customer Assets (Including Information)

- Our customers entrust us with important assets such as cash and securities as well as information. The loss, leakage, or misuse of our customers' information can not only cause serious damage to customer interests but can also seriously undermine the trust and confidence in MUFG.
- We treat our customers' financial assets with the utmost care and ensure that they are properly safeguarded at all times.
- We also protect the confidentiality, security and privacy of customer information.

3 Protecting Customer Interests Properly

- To protect the interests of our clients, we act to treat our customers in a fair, ethical, and non-discriminatory manner with honesty and integrity and conduct our sales-related transactions with responsibility and a high level of ethics.
- When conducting business with customers, we are sensitive to the possibility of conflicts of interest that may exist between customers or between a customer and a Group entity. We act appropriately at all times, in line with the guidelines on managing conflicts of interest.

Check

Dilemma about "Customer's trust" and "Performance Objectives"

Have you ever felt a conflict of interest between achieving your targets and maintaining the customer's trust?

As a company, we have a responsibility and accountability to achieve our objectives. But these must be achieved by following correct procedures and earning trust and a good reputation from our customers.

If you ever feel any conflict between your objective and the customer's trust, always prioritize the customer's trust.

Please remind yourself that achieving objectives is only meaningful if it is achieved by doing the right thing. Also, please look existing procedure/business practice over again.

Chapter 3
Chapter 2
Chapter 1
Code of Conduct
Introduction

09

1-2 Ensuring Quality

To build lasting relationships of trust and confidence with our customers, we listen carefully to what our customers are telling us and maintain thoroughgoing quality control of all our products and services, from planning and development to provision and subsequent revisions, with a view to further enhancing quality.

1 Best Possible Products and Services for Customers

- In order to earn trust from customers and build lasting positive business relationships with them, it is important to maintain thorough quality control at all stages in the development and delivery of our products and services.
- Quality control means developing and providing the best possible products and services for customers and ensuring accuracy and safety in all our business dealings.
- To this end, it is important to always keep in mind the following principles:
  ① Clearly define the customer and their needs when planning and developing products.
  ② Ensure that the risks associated with our products and services are understandable and acceptable to the customer.
  ③ Ensure that products and services proposed and provided to customers match their purposes, needs, knowledge, experience, financial capabilities, and other relevant conditions.
  ④ Give clear and accurate explanations that enable customers to understand the nature and risks of our products and services.
  ⑤ Be fair-minded, courteous, and sincere in all dealings with our customers.

2 Unending Work to Improve Quality

- We regularly confirm that our products and services are meeting the needs of our customers, and we work constantly to review and improve the quality of all our products and services.

Check

Ensuring Quality

Financial products and services are not visible or physical. However, quality control is important, just like with any product, from the viewpoint of suitability for customer needs, ease of understanding, and ease of use.

Specifically, effective management is based on the life cycle from product planning and development to sales and after-sales follow-up. If problems arise, they will appear in the voice of the customer or in the observation of someone else in the company. Be sensitive enough to notice them.

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1-3 Exceeding Customer Expectations

We aim to meet the diverse needs of our customers worldwide, and to provide services exceeding their expectations through the highest standards of professionalism, by leveraging our global network and the consolidated strengths of the entire Group.

1 Improving Expertise

- To provide our customers with the best possible products and services, every one of us works to improve our professional knowledge and expertise.

2 Leveraging the Consolidated Strengths of MUFG

- For our customers, MUFG is a single company. We will continue to provide services that exceed customer expectations by bringing our strengths and capabilities together and acting as an integrated group.

3 Using Our Global Network

- We use MUFG's global network to provide outstanding products and services that are truly world-class.

Check

What is the Risk-ownership of the 1st line of defense?

The first line of defense refers to the Business Unit of business execution, such as sales and marketing.

There are risks associated with sales and marketing activities, but some people within the first line of defense may have a false sense that risk management should be entrusted to the Risk Management Office, which is the second line of defense, and that they should concentrate on earning.

The primary responsibility for managing risk associated with sales and marketing activities rests with the first line of defense, which is responsible for the consequences of risk events.

Risk-ownership means being prepared for the consequences of sales-related risks. A member of staff in the first line should be aware of risk ownership, identify risks in their day-to-day operations, and strive to control them as needed.

Chapter 3
Chapter 2
Chapter 1
Code of Conduct
Introduction

11

Chapter 2.

Responsibility as a Corporate Citizen

As we develop our business globally, we comply with all the domestic and international laws and rules that may apply. We do all we can to maintain stability and confidence in the global financial system, and we contribute to the sound and healthy growth of society. Aware of the responsibility and accountability each of us has as a member of MUFG, we carry out fair and transparent corporate activities with honesty and integrity, in a manner that supports and strengthens the trust and confidence MUFG has earned from society over many years.

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2-1 Adherence to Laws and Rules

In addition to adhering strictly to all domestic and international laws, regulations and rules, we strive to do the right thing based on our strict code of ethics.
Violations of laws or rules damage the vital social infrastructure of the financial system and lead to a loss of trust in MUFG. We strictly abide by all laws and rules relating to our business, including the following areas:

1 Prohibition of Insider Trading

- Insider trading is illegal in many countries and is strictly regulated, regardless of the amount of money involved.
- We manage material information rigorously and have no involvement in activities that use material nonpublic information to gain illegal profits.

2 Ban on Unfair Trading Practices

- As a participant in a fair, transparent, and free competitive market, we have no involvement with unfair trading practices (including cartels, abuse of dominant position, and market manipulation).
- We abide strictly with all the laws and rules (including all local tax and compliance requirements) in place to protect fair trading, including firewall regulations and the arm's length rule in case of intercompany transactions between MUFG entities.

3 Prohibition of inappropriate Gifts and Hospitality

- Complying with the Global Standard for Offer and Acceptance of Gifts and Business Hospitality, we exercise good judgment and fair dealing to ensure that the giving or receiving of gifts and hospitality with third parties (e.g., clients, vendors) is:
  - For a legitimate business purpose (not to improperly influence business judgment)
  - Reasonable based on the facts and circumstances (not lavish or too frequent)

4 Accurate Recording and Appropriate Disclosure

- Records of our business activities, including financial information, are accurately recorded and properly maintained and managed.
- To ensure that MUFG is properly understood and evaluated in the wider society, it is incumbent on us to ensure that company information is disclosed in a timely and appropriate manner, including financial reports. Concealment or nondisclosure of information damages our trust and reputation. We are not involved in any inaccurate or inappropriate disclosure of information, or in any attempt to conceal information.

Chapter 3
Chapter 2
Chapter 1
Code of Conduct
Introduction

13

2-2 Prevention of Financial Crime

We have zero tolerance for supporting or facilitating financial crime or any attempt to circumvent the rules and procedures aimed at preventing financial crime. We take all reasonable steps possible to prevent our products and services from being used by individuals or entities involved in illegal or improper activities such as money laundering and terrorist financing.

1 Preventing Financial Crimes and Misuse of Financial Services

- We remain alert to the possibility that the financial services provided by MUFG on a global basis may be misused to facilitate financial crimes as per below, and do everything in our power to prevent illicit activities involving our products and services such as;
  - Attempted or Actual Money laundering / Terrorist financing
  - Violations of economic sanctions
  - Participation in or promotion of bribery and corruption
  - Facilitation of tax evasion
  - Fraud, which is defined generally as any action through which an individual or entity internationally attempts to secure an unfair or unlawful gain.

2 Anti-Bribery and Corruption(“ABC”)

- We adhere to the highest standards of ethical conduct. In particular, we prohibit:
  - Offering or giving anything of value[1] to anyone, directly or indirectly, if it is intended or it appears as intended to improperly obtain or retain business advantages
  - Soliciting or accepting anything of value from anyone, directly or indirectly, if it influences or could appear to influence decisions on behalf of MUFG
  - Falsifying or concealing any books, records accounts or other information in connection with MUFG’s business.
- We comply with ABC Policy requirements that apply to certain activities (e.g., gifts and hospitality, hiring, engagement of intermediaries, donations), especially when they involve public officials.

3 No Relationships with Criminal Elements

- All relationships with any known criminal elements are strictly forbidden. We work closely with the police, legal counsel, and other relevant external organizations to protect the safety of all our staffs.

---

[1] Anything of value for the purpose of this section will have the definition in the Global ABC Policy.

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2-3 Contributing to Society

We respect the history, cultures, and customs of different countries and regions around the world, and work to contribute to the development of diverse communities and the protection of the environment throughout our corporate activities and the social volunteer efforts of our staffs.

1 Giving Back to Communities

- As a good corporate citizen, MUFG is proactively engaged with local communities and contributes to their development.
- As members of regional communities and the global community, we volunteer actively to take part in activities that make a meaningful contribution to society.

2 Commitment to the Environment

- We work to minimize the environmental impact of our corporate activities, as well as strive to develop and supply products and services that contribute to treat appropriate correspondence for climate change, environmental conservation and protection, thus contributing to making a sustainable society a reality.

Check

Addressing environmental and social issues

You must be hear the keywords of "SDGs", "ESG", "Climate change and Carbon neutrality", "Declining birthrate and Aging population," and "Poverty and Inequality" on the daily news.
In this current situation, the MUFG Group is working to realize a sustainable future society through the provision of financial products and services and social contribution activities, starting with 10 priority themes such as “Climate change” and “Environmental conservation”.

Along with higher interest in sustainability, the social perspectives toward the MUFG Group will continue to expand.
It is important that every one of employees in MUFG to think about how we can contribute to customers and society, and to take action even in small things.

Chapter 3
Chapter 2
Chapter 1
Code of Conduct
Introduction

15

Chapter 3.

Behaviors in the Workplace

We strive to respond and adapt promptly to the diversifying and evolving needs of our customers and the rapidly changing environment in which we work. The working environment at MUFG fosters mutual respect, enables individuals to make the most of their abilities as professionals, and maximizes the power of teamwork across regions and different areas of business, encouraging all staffs to embrace new challenges.

We work always to protect and maintain the tangible and intangible assets and property that MUFG has accumulated.

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3-1 Challenge Ourselves to Grow

We strive to enhance our knowledge, expertise, and potential and maximize the power of teamwork. We believe that the changing business environment represents opportunity and are always ready to embrace new challenges in new fields.

1 Personal Growth

- As the needs and businesses of our customers continue to evolve, it is essential that we too continue to grow professionally so as to provide the best possible products and services for customers.
- We endeavor to improve our individual skills, abilities, and potential, through our work and by taking advantage of training and educational opportunities both inside and outside of MUFG. We proactively support the efforts of all MUFG staffs toward personal growth.

2 Teamwork

- We share information, skills, and expertise within MUFG and continue to be committed to maximizing the power of teamwork in pursuit of our business.

3 Openness to New Challenges

- Monitoring developments in society and changes in the business environment, we embrace new challenges in the belief that change represents opportunity. We positively support and evaluate staffs who actively take on challenges.

Check

Taking Actions

No matter how good you think, if you don't actually take action, nothing will happen.

It does not matter if you take your actions are not so important. The accumulation of "your actions" with your brave heart will lead to the "Challenge" and "Growth" of the organization.

Have you ever noticed a problem but did nothing for reasons such as "Because there is no instruction from your manager" or "Because it is not the my or our team's role"?

In today's rapidly changing environment where “Speed” is important, all staffs actions are more important than ever before. Let's take a first step and move forward.

Chapter 3
Chapter 2
Chapter 1
Code of Conduct
Introduction

17

3-2 Collaborative and Professional Working Environment

We respect the human rights and diversity of all MUFG staffs. We do not engage in or tolerate any form of discrimination or harassment or any other behavior that infringes these beliefs.

1 Inclusion and Diversity

- As a global group, our workforce is highly diverse in terms of ethnicity, color, national origin, birthplace, beliefs, religion, gender, sexual orientation, gender identity, age, physical or mental disability, as well as in other dimensions.
- Diversity is essential element for MUFG's sustainable growth. A diverse group of staff results in broader ideas and a more rewarding work experience.
- We respect a diversity of values. Also, we do not tolerate discrimination, harassment or infringement of the rights of any individual, on any basis as may be set forth in applicable law and we provide equal employment opportunity accordingly.

2 Open Communication

- We strive to create an open and vibrant workplace in which a member of staff deal with one another with sincerity and honesty, regardless of position, helping and respecting one another.

3 Prohibition of Harassment

- Harassment undermines the dignity of the recipient and seriously damages the smooth running of the organization. We do not commit or tolerate sexual harassment, "power" harassment(as may be described in the laws of some countries), or other threatening or hostile behavior, including harassment from external sources.
- We do not tolerate any harassment or bullying within the company.

Check

Enlighten, Encourage, Empower.

MUFG Group sustainable growth and development

Inclusion × **Diversity**

Inclusion: Be an organization that is recognized, utilized, and enhanced by everyone

Diversity: Respect for each diversity and diverse of values

The MUFG Group has 180,000 colleagues in more than 50 countries around the world, and diverse staffs are working globally.

Inclusion and diversity is an important thought for all staffs of MUFG to provide value to society, greater customer satisfaction and sustainable growth and development.

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3-3 Protecting MUFG's Assets and Property

We protect the tangible and intangible assets and property of MUFG and individual Group entities and do not tolerate any behavior that might damage these assets.

- We all use corporate assets for legitimate company business and safeguard them against cyber-related risk, unauthorized access, theft, loss, waste, or abuse. Subject to company policies and applicable law, MUFG may inspect and monitor all use of MUFG technology, facilities, and other assets.
- We protect the confidentiality, security and privacy of information of our staffs and third parties and collect, use and disclose such information in an authorized and secure manner.

Check

Strict handling of customer information is required.

We must handle a large amount of "Customer information" and touch on "Important information about ourselves/ for MUFG." These information assets (intangible assets) must be treated in the same as the customer's cash and so on.

We may receive customer information, which includes information that is not disclosed to the public, based on the trust of our customers. As the importance of information management increases, we must be aware that we are in contact with such information in our daily operations. When we handle such important information, you have to manage appropriately in accordance with procedures and rules.

Without the awareness of all MUFG staffs, it is impossible to protect the most important customer information.

Check

Speak Up

If you have concerns or questions about conduct that you think might contravene the law, company-policies or rules, or this Code of Conduct, be sure to report the matter promptly to the appropriate person or seek advice from a supervisor or person in charge of compliance issues, or use the Compliance helpline system established within each MUFG company. Never worry that you might be making a fuss about something minor.

Trust your sense that something is wrong. There will not be any repercussions for reporting a matter through the Compliance helpline system or otherwise.

Management or the designated human resources or similar function will be responsible for carrying out full and proper investigation into the matter you have brought to our attention.

Chapter 3
Chapter 2
Chapter 1
Code of Conduct
Introduction

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3-4 Reporting Problem Situations and Seeking Advice

If you become aware of conduct that contravenes the law, company regulations, or the provisions of this Code of Conduct, or any other problem situations, you must promptly report the matter and seek advice from a supervisor, human resources, compliance officer or issue a report via Compliance Helpline arrangements made available by MUFG.

- If you suspect there is any problem within the company, you must promptly report the matter to an appropriate person, for example a supervisor or senior manager, or you must use the various compliance helpline arrangements in place across the Group or other means available locally.
- Whether the compliance helpline reporting channels are utilized or not, the person who receives the report or information about any problem will treat it in the strictest confidence and MUFG is committed to ensuring that reporting a member of staff do not suffer retaliation or other negative consequences.
- Reports of suspected violations made in good faith, including those made to law enforcement or a governmental agency, will not subject the member of staff to any adverse action based on such reporting.

The MUFG Group Compliance Helpline/ Contact information for each region

Nishimura & Asahi (Attention: MUFG Group Compliance Helpline)

(Address) Otemon Tower, 1-1-2 Otemachi, Chiyoda-ku, Tokyo 100-8124, Japan

(Web Address) http://www.jurists.co.jp/en/

※Please note that the MUFG Group Compliance Helpline may not be available in some countries or regions due, for example, to data protection laws. See your local Compliance Helpline Policy for details of the escalation routes available to you.

MUFG Audit Committee

(Address) 2-7-1, Marunouchi, Chiyoda-ku, Tokyo 100-8388, Japan

※MUFG Audit Committee contacts you through an external law office.

Asia Please use the MUFG Group Compliance Helpline as referenced below, or your local helpline as set out in the local policy. of

Americas www.MUFGAmericasIntegrityLine.com

EMEA For MUFG Bank and MUFG Securities offices please see the Whistleblowing Page on Kizuna: Whistleblowing - KIZUNA (kizunamufg.com)

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Lessons Learned

Reports on corporate scandals appear in the media almost on a daily basis. You must never think that these scandals are something that doesn't concern us. What has happened at other companies could happen here too. Scandals have affected MUFG companies as well. We must analyze the reasons for these failures, discuss ways of ensuring they do not happen again, and then implement these measures thoroughly. Being humble enough to learn from our own mistakes and those of others is a key part of what it takes to build a good, strong company.

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Mitsubishi UFJ Financial Group,Inc.
Global Compliance Division, Corporate Planning Division
April.2022 establishment

Excerpts from MUFG’s Compliance Rules
(English Translation)
(Objective)
Article 1.
These rules prescribe basic matters relating to compliance with laws and regulations.
(Revision and abolition)
Article 2.
These rules may be revised or abolished by decision of the Executive Committee; provided, however, that any material revision or abolishment of rules relating to the duties and responsibilities of the Board of Directors or Member of the Board of Directors shall be made pursuant to a resolution of the Board of Directors.
(Definitions)
Article 4.

(1)In these rules, “laws and regulations” mean laws and government ordinances to be strictly observed by MUFG personnel when carrying out business operations, as well as MUFG’s Articles of Incorporation, Code of Ethics, and other rules and regulations established according to the laws and government ordinances above.
(2)In these rules, “compliance” means understanding the purpose and contents of laws and regulations properly, and behaving in an appropriate manner so as not to violate applicable laws and regulations.
(3)In these rules, “affiliates” is a general term for MUFG’s consolidated subsidiaries and affiliated companies accounted for by the equity-method.
(4)In these rules, “MUFG Group” means MUFG and its affiliates.
(Fundamental Policy)
Article 5.
The MUFG Ethical Framework and Code of Conduct are the foundations of compliance at MUFG.
(Responsibilities of Members of the Board of Directors, Corporate Executives (Shikko Yaku), Executive officers (Shikko Yakuin) and Board of Directors)
Article 6.

(1)In accordance with the “Ethical Framework and Code of Conduct”, MUFG Members of the Board of Directors, corporate executives (shikko yaku) and executive officers (shikko yakuin) must carry out their responsibilities with the recognition that compliance is one of the most important objectives of management.
(2)The board of directors must establish systems necessary for compliance and seek to achieve and maintain compliance.
(Responsibility of MUFG Managing Directors)
Article 7.
Managing Directors must implement compliance within their division.

(Responsibility of MUFG Employees)
Article 8.

(1)MUFG employees must ensure compliance while performing their duties, and act in accordance with the “Ethical Framework and Code of Conduct”.
(2)MUFG employees must strive to acquire adequate knowledge of the laws and regulations which are necessary to their business operations.

(Directors in charge of the Global Compliance Division and the Global Financial Crimes Division)
Article 10.

(1)The Directors in charge of the Global Compliance Division and the Global Financial Crimes Division must report matters concerning compliance to the Board of Directors or Executive Committee as necessary.
(2)When there is a risk of an unavoidable conflict of interest with a different division that the director in charge of the Global Compliance Division is also in charge of, to insure the independence of the Global Compliance Division, the managing director of the Global Compliance Division shall report to the President and CEO. The President and CEO will report to the Board of Directors or Executive Committee as necessary. Appropriate action shall also be taken to avoid conflicts of interest in cases other than those mentioned above.
(Office in Charge of Compliance)
Article 11.

(1)The Global Compliance Division is in charge of overseeing the overall compliance framework.
*    *    *

(4)When the Global Compliance Division receives reports of problems or possible problems relating to compliance, or when it discovers such problems itself, it must take necessary actions.
Article 11. ii
The Global Financial Crimes Division is in charge of overseeing the Group’s measures and management systems concerning global financial crimes, including money laundering prevention, economic sanctions measures, and bribery and corruption prevention.
(Compliance Officers Responsible)
Article 12.
The head of each business group is the compliance officer responsible for that business group. The compliance officer responsible oversees their business group and is responsible for any compliance related planning and supervision within their jurisdiction.
(Group Chief Compliance Officer)
Article 13.

(1)A Group Chief Compliance Officer (CCO) (primarily the responsibility of the Global Compliance Division and the Global Financial Crimes Division) will be appointed based on Article 19 Paragraph 2 of the Organizational Regulations. When there is no appointed Group CCO, the director overseeing the Global Compliance Division will act as CCO.
(2)The Group CCO (or in cases where there is no Group CCO, the CCO) shall oversee the coordination of division compliance officers (defined in Article 14), the chief compliance officer of each company in the MUFG Group, and any persons filling both those roles, as well as provide necessary guidance, advice and instruction based on the management agreement.
(3)The Group CCO (or in cases where there is no Group CCO, the CCO) can request reports on compliance matters from the specified compliance officers responsible (defined in Article 12).
*    *    *
(Division Compliance Officers)
Article 14.

(1)A chief manager in each division will serve as division compliance officer. Each managing director may appoint a person equivalent to a chief manager as division compliance officer. In such cases, the managing director should report to the Global Compliance Division in the Corporate Center, the compliance officer responsible for each business group (defined in Article 12), or the Global Compliance Division.
(2)The division compliance officer is responsible for the strengthening of compliance in each division and for planning and supervising compliance related issues regarding business matters under their jurisdiction. Furthermore, the compliance officer will carry out duties including the management and compliance checking of documents, gathering information concerning the establishment and revision of laws relating to the duties of each division, working to improve general compliance conditions, and will play a central role in implementing compliance measures in each division.
(Responsibilities of Managing Directors)
Article 15.
When the managing director receives reports of problems or possible problems relating to compliance from the division compliance officer, or when they discover such problems themselves, they must consult with the managing director of the Global Compliance Division as well as provide orders and instructions to the division compliance officer. Furthermore, in each business group, they must report to the compliance officer responsible.
(Compliance Reporting System)
Article 16.

(1)When a MUFG employee discovers problems or possible problems relating to compliance, they must report directly to their senior managers and the division compliance officer as stipulated in Article 14.
(2)A person receiving such report must treat the report with appropriate care in working towards a resolution. Furthermore, the information relating to any reporting person must be treated with appropriate caution.
(3)When the compliance officers receive reports of or otherwise detect violations of laws and regulations, or possible violations, they must report directly to the Global Compliance Division or the Global Financial Crimes Division and the managing director of their division. In cases where the managing director is involved in inappropriate conduct or behavior (including cases where such involvement is suspected or where a determination as to such involvement is difficult to make), such reports must be made to the Global Compliance Division or the Global Financial Crimes Division.
(4)When a MUFG employee does not wish to report to their senior managers and the division compliance officer due to said officer being complicit in a violation of laws and regulations or the possibility thereof, or when no response or remediation is made despite an employee having made a report, the employee can report directly to the Global Compliance Division. In each business group, reports can be made to necessary parties other than those mentioned above, based on the instructions of the compliance officer responsible (defined in Article 12).
(5)When a report of a problem or possible problem relating to compliance are made, it shall be prohibited to take any action to seek or identify the person who made the report or take any adverse employment action against such person for making the report.
Excerpts from MUFG’s Compliance Manual
(English Translation)

I.Legal issues regarding Management
(3)Board Director and Corporate Executive
(4)Transactions involving a conflict of interest
When a Board Member or a Corporate Executive engages in a transaction involving a conflict of interest, the Board Member or the Corporate Executive must receive the approval of the Board of Directors.

III.Specific issues

(5)Conflicts of interest
When a conflict of interest arises in connection with an operation involving any of the MUFG Group companies, Directors or employees, on one hand, and a customer or other third-party, the Director or employee, the MUFG Group company to which such Director or employee belongs, or any other MUFG Group company, on the other, the MUFG Group company, Director or employee must perform the operation in a proper manner.
Excerpts from MUFG’s Rules of Employment
(English Translation)

(Disciplinary Action)
Article 40.
The company will take disciplinary action when employees take the following prohibited actions:
(17)If an employee violated the rules of employment or any other applicable internal rules.